Exhibit 10.41

AMENDMENT TO APPENDIX C
Appendix C to each of the Nonqualified Stock Option Award Agreement (Band 99) and the Restricted Stock Unit Award Agreement (Band 99) is hereby amended and restated, effective for awards granted on or after January 29, 2020, to provide in its entity as follows:
APPENDIX C
DETRIMENTAL CONDUCT PROVISIONS
Section C1. Detrimental Conduct. If a current or former employee of, or other individual that provides or has provided services for, the Company or its Affiliates (the “Employee”) engages in Detrimental Conduct, Awards (as defined in Section C7(b) below) previously issued to such Employee may be canceled, rescinded or otherwise restricted and the Company can recover any payments received by and stock delivered to the Employee in accordance with the terms of Section C2. For purposes of this Appendix C, “Detrimental Conduct” means the prohibited conduct described in Section C1(a) through Section C1(g).
(a) Noncompete. For a one-year period after the last day of active employment if the Employee is a Band 70 or above employee or for a six-month period after the last day of active employment if the Employee is a Band 50 or 60 employee, and during the Employee’s employment with the Company or its Affiliates, the Employee shall not be employed by, provide advice to or act as a consultant for any Competitor. The Company has defined “Competitor” by establishing a specific standard and/or by listing the names of Entities (as defined in Section C7(c) below) on the Company’s Competitor List(s). The Competitor List indicates whether the listed Entities apply to all Employees in all lines of business, departments and job functions and/or in all locations, or whether the listed Entities apply more narrowly, such as to employees in certain lines of business, departments or job functions and/or in certain locations. In addition, Competitors are defined as either Business Unit Wide Competitors or Standard Competitors:
•Business Unit Wide Competitor – if an Entity is designated as a Business Unit Wide Competitor on the Competitor List, an Employee will have violated this non-compete provisions by being employed by, providing advice to or acting as a consultant for any line of business of that Entity in any capacity.
•Standard Competitor – the prohibition against being employed by, providing advice to or acting as a consultant for a Standard Competitor is limited to the line(s) of business, department(s) or job function(s) of the Competitor that compete(s) with the line(s) of business, department(s) or job function(s) of the Company that the former Employee provided services to, supported or managed during the two-year period preceding the date the Employee’s active employment with the Company or its Affiliates terminates.
If the Competitor List does not delineate an Entity as a Standard Competitor, the Entity will be considered a Business Unit Wide Competitor. Where the Competitor List distinguishes between Standard Competitors and Business Unit Wide Competitors, an Employee’s personal list of Competitors will be the sum of:

(i) all Competitors delineated as “Standard Competitors” on the Competitor List for the particular line(s) of business, department(s) and/or job function(s) that the Employee provided services to or managed during the two-year period preceding the date the Employee’s active employment with the Company or its Affiliates terminates; and
(ii) the Entities delineated on the Competitor List as “Business Unit Wide Competitors” applicable to the line(s) of business, department(s) or job function(s) the Employee provided services to or managed during the two-year period preceding the date his or her active employment with the Company or its Affiliates terminates.
The Company can revise the Competitor List, including the format of the Competitor List, at its discretion at any time and from time to time and as revised will become operative with respect to this Appendix C; a copy of the current Competitor List will be available through Human Resources and/or the Company’s intranet. Notwithstanding anything in this Appendix C to the contrary, the Company shall not make any addition to the Competitor List for a period of two years following the date of a Change in Control.
(b) Nondenigration. For a one-year period after the Employee’s last day of active employment (the “Restricted Period”) and during his or her employment with the Company or its Affiliates, such Employee or anyone acting at his or her direction may not denigrate the Company or its Affiliates or the Company’s or its Affiliates’ employees to the media or financial analysts. During the Restricted Period, such Employee may not (i) provide information considered confidential or proprietary by the Company to the media or financial analysts or (ii) discuss the Company or its Affiliates with the media or financial analysts, without the explicit prior written permission of the Chief Corporate Affairs Officer. This Section C1(b) shall not be applicable to any truthful statement required by any legal proceeding.
(c) Nonsolicitation of Employees. During the Restricted Period, the Employee may not employ or solicit for employment any employee of the Company or its Affiliates. In addition, during the Restricted Period such Employee may not advise or recommend to any other person that he or she employ or solicit for employment, any person employed by the Company or its Affiliates for the purpose of employing that person at an Entity at which the Employee is or intends to be (i) employed, (ii) a member of the board of directors, or (iii) providing consulting services.
(d) Nonsolicitation of Customers. During the Restricted Period, the Employee may not directly or indirectly solicit or enter into any arrangement with any Entity which is, at the time of such solicitation, a significant customer or partner of the Company or its Affiliates for the purpose of engaging in any business transactions of the nature performed or contemplated by the Company or its Affiliates. This Section C1(d) shall apply only to Entities whom the Employee personally serviced while employed by the Company or its Affiliates or Entities the Employee acquired material information about while employed by the Company or its Affiliates.
(e) Misconduct. During his or her employment with the Company or its Affiliates, the Employee may not engage in any conduct that results in termination of his or her employment for Misconduct. For purposes of this Appendix C, “Misconduct” is (i) material violation of the American Express Company Code of Conduct, (ii) criminal activity, (iii) gross insubordination, or (iv) gross negligence in the performance of duties.
(f) Confidential Information. During his or her employment with the Company or its Affiliates and after his or her employment with the Company or its Affiliates ends, the Employee may not misappropriate or improperly disclose confidential information or trade secrets of the Company, its Affiliates and their businesses, including, but not limited to, information about customers or partners, marketing or business plans, possible acquisitions or divestitures, potential new products or markets and other data not available to the public. Neither this Section C1(f) nor anything else in this Appendix C (i) prohibits an Employee from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions and rules of Section 21F of the Exchange Act, Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) requires notification or prior approval by the Company of any such report; provided that, an Employee is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, an Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (2) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.
(g) Other Detrimental Conduct. During the Restricted Period, the Employee may not take any actions that the Company reasonably deems detrimental to its interests or those of its Affiliates. To the extent practicable, the Company will request an Employee to cease and desist or rectify the conduct prior to seeking any legal remedies under this Appendix C and will only seek legal remedies if the Employee does not comply with such request. This Section C1(g) shall not be applied to conduct that is otherwise permitted by Section C1(a) through Section C1(f). For example, if an Employee leaves the Company’s employment to work for an Entity that is not a Competitor under Section C1(a), the Company will not claim that employment with that Entity violates Section C1(g). Notwithstanding anything in this Appendix C to the contrary, the prohibition on conduct described in this Section C1(g) shall not be applicable to an Employee from and after his or her last day of active employment, if his or her active employment terminates for any reason (other than for Misconduct) within two years following a Change in Control.
The restrictions in Sections C1(b), C1(c), C1(d), C1(f) and C1(g) apply regardless of whether the Employee is employed by, providing advice to or consulting for a Competitor.
Section C2. Remedies.
(a) Repayment of Financial Gain.
(i) If an Employee fails to comply with the requirements of Section C1(a) through Section C1(g), the Company may cancel any outstanding Awards and recover from the Employee (1) the Amount (as that term is defined in Section C7(a) below) of any gain realized on Stock Options that the Employee exercised, as of the date exercised, (2) the Amount of any payments received by the Employee for Portfolio Grant Awards, Executive AIAs or other Awards granted under the Plan and (3) the Number (as that term is defined in Section C7(e) below) of shares of stock whose restrictions lapsed (or the value of the Number of such shares of stock at the time the restrictions lapsed) pursuant to an award of Restricted Stock or Restricted Stock Units or other Award, during the 24-month period preceding the Employee’s last day of active employment.
(ii) If an Employee fails to comply with the requirements of Section C1(a) through Section C1(g), the Employee must and agrees to repay the Company, upon demand by the Company, in accordance with the terms of this Section C2, and the Company shall be entitled, to the extent and in the manner permitted by the 409A Policy, to set-off the amount of any such repayment obligation against any amount owed, from any source, to the Employee by the Company or its Affiliates.

(b) Other Remedies. The remedy provided pursuant to Section C2(a) shall be without prejudice to the Company’s right to recover any losses resulting from a violation of this Appendix C and shall be in addition to whatever other remedies the Company may have, at law or equity, for violation of the terms of this Appendix C.
Section C3. Compensation Band Changes. If the Company changes its current system of classifying employees in compensation bands and management tiers, the references to specific bands in this Appendix C will be construed to mean the compensation level(s) and management tiers in the new or revised system that, in the Company’s discretion, most closely approximates these bands and management tiers under the current system.
Section C4. Involuntary Terminations. This Appendix C will not apply to employees of the Company or its Affiliates who enter into a severance agreement with the Company or its Affiliates or other involuntary terminations as determined by the Company (excluding terminations covered by Section C1(e)).
Section C5. Court Modification. If any term of this Appendix C is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Appendix C, such term shall be enforceable to the maximum extent possible under applicable law and such court shall reform such term to make it enforceable. If a court does not recognize the Company’s right to revise the Competitor List from time to time as contemplated in Section C1(a), the list of Competitors with respect to an Award will be those Competitors listed as of the date of grant of such Award.
Section C6. Waivers. The failure of the Company to enforce at any time any term of this Appendix C shall not be construed to be a waiver of such term or of any other term. Any waiver or modification of the terms of this Appendix C will only be effective if reduced to writing and signed by both the Employee and the Chief Executive Officer of the Company.
Section C7. Definitions. As used in this Appendix C, the following terms will have the respective meanings set forth below.
(a) “Amount” means the gross amount, before deduction of applicable taxes or other amounts, and includes the gross amount of Portfolio Grant Awards and Executive AIAs, as well as the gross amount of any dividends or dividend equivalents paid to the Employee on awards of Restricted Stock or Restricted Stock Units.
(b) “Award” means a Portfolio Grant Award, Restricted Stock, Restricted Stock Unit, Stock Option, Executive AIA or other award issued under the Plan.
(c) “Entity” or “Entities” mean any corporation, partnership, association, joint venture, trust, government, governmental agency or authority, person or other organization or entity.
(d) “Executive AIA” means an annual cash bonus award to an Employee in Band 99 under the Plan.
(e) “Number” means the total number of shares of stock, before reduction for the payment of applicable taxes or other amounts, and includes the total number of any shares of stock paid to the Employee on awards of Restricted Stock or Restricted Stock Units.
(f) “Portfolio Grant Award” means a portfolio grant award issued under the Plan.

(g) “Restricted Stock,” “Restricted Stock Unit” and “Stock Option” have the respective meanings given such terms in the Plan.
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